Exhibit 4.1

Debenture Amendment

AMENDMENT NO. 1

to

SECURED CONVERTIBLE DEBENTURES

THIS AMENDMENT SHOULD BE ATTACHED TO THE

ORIGINAL SECURED CONVERTIBLE DEBENTURE CERTIFICATES

This Amendment No. 1 to the Secured Convertible Debenture (this "Amendment") dated July 18, 2008 is issued in connection with those Secured Convertible Debenture (No. IRBO-1-1 and IRBO-1-2) (collectively, the "Debenture") originally issued on January 3, 2008 and June 12, 2008 respectively, by IR Biosciences Holdings, Inc. (the "Company") to YA Global Investments, L.P. (the "Holder").  Capitalized terms used but not defined herein have the meaning given thereto in the Debenture.

THIS CERTIFIES THAT, the following amendments are hereby made to the Debenture:

•	The term "Conversion Price" set forth in Section 4(a)(ii) shall be deleted and replaced with the following:

"Conversion Price" means, as of any Conversion Date (as defined below) before the occurrence of any Triggering Event, $0.17, subject to adjustment as provided herein (the "Fixed Conversion Price"), and as of any Conversion Date following the occurrence of any Triggering Event, the lower of (a) the Fixed Conversion Price or (b) eighty percent (80%) of the lowest daily Volume Weighted Average Price during the five (5) Trading Days immediately preceding the Conversion Date (the "Market Conversion Price").

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its duly authorized officer.

IR BIOSCIENCES HOLDINGS , INC.

By:          /s/  Michael K. Wilhelm
Name:     Michael K. Wilhelm
Title:       President and Chief Executive Officer